FOR IMMEDIATE RELEASE

For Further Information:

Zweig Funds Shareholder Services

(800) 272-2700

zweig@virtus.com

THE ZWEIG FUND, INC. DISCLOSES SOURCES OF DISTRIBUTION

- SECTION 19A NOTICE

NEW YORK, April 18, 2013 – The Board of Directors of The Zweig Fund, Inc. (NYSE: ZF) declared a distribution of $0.223 per share to shareholders of record on April 11, 2013, payable April 18, 2013, under the current Managed Distribution Plan that pays 6 percent of the Fund’s net asset value (“NAV”) on an annualized basis.

The following is a required Section 19A notice:

You should not draw any conclusions about the Fund’s investment performance from the amount of this distribution or from the terms of the Fund’s Managed Distribution Plan.

This notice discloses information on the sources of the distribution as required by SEC Rule 19(a) of the Investment Company Act of 1940 and the Fund’s SEC Exemptive Order under Section 19(b) as follows:

Distribution Estimates	March 2013 (QTD)		Year-to-date (YTD) (1)
(Sources)	Per Share Amount	Percentage of Current Distribution	Per Share Amount	Percentage of Current Distribution
Net Investment Income	$ 0.044	19.6%	$ 0.044	19.6%
Net Realized Foreign Currency Gains	-	0.0%	-	0.0%
Net Realized Short-Term Capital Gains	0.179	80.4%	0.179	80.4%
Net Realized Long-Term Capital Gains	-	0.0%	-	0.0%
Return of Capital (or other Capital Source)	-	0.0%	-	0.0%
Total Distribution	$ 0.223	100.0%	$ 0.223	100.0%

(1)	YTD February 1, 2013 to January 9, 2014. (The distribution paid on January 9, 2013 was reportable for tax on Form 1099 in 2012)

Under the terms of the Fund’s managed distribution policy, the Fund seeks to maintain a consistent distribution level that may be paid in part or in full from net investment income and realized capital gains, or a combination thereof. Shareholders should note, however, that if the Fund’s aggregate net investment income and net realized capital gains are less than the amount of the distribution level, the difference will be distributed from the Fund’s assets and will constitute a return of the shareholder’s capital. A return of capital is not taxable; rather it reduces a shareholder’s tax basis in his or her shares of the Fund.

Zweig Fund - 2

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Information regarding the Fund’s performance and distribution rates is set forth below. Please note that all performance figures are based on the Fund’s NAV and not the market price of the Fund’s shares.

Performance figures are not meant to represent individual shareholder performance.

Average Annual Total Return on NAV for the 5-year period ended March 31, 2013 (2)	4.27%
Current Fiscal YTD Annualized Distribution Rate (3)	5.61%

YTD Cumulative Total Return on NAV (4)	8.62%
YTD Cumulative Distribution Rate (5)	1.40%

(2)	Average Annual Total Return on NAV is the annual compound return for the five year period. It reflects the change in the Fund’s NAV and reinvestment of all distributions.

(3)	Current Fiscal YTD Annualized Distribution Rate is the Cumulative Distribution Rate annualized as a percentage of the Fund’s NAV as of March 28, 2013.

(4)	YTD Cumulative Total Return on NAV is the percentage change in the Fund’s NAV from January 1, 2013 to March 31, 2013, including distributions paid and assuming reinvestment of those distributions.

(5)	YTD Cumulative Distribution Rate is the dollar value of distributions from January 1, 2013 to March 31, 2013 as a percentage of the Fund’s NAV as of March 28, 2013.

The Zweig Fund, Inc. is a closed-end fund advised by Zweig Advisers LLC. For more information on the Fund, please contact Shareholder Services at 800.272.2700, by email at zweig@virtus.com, or visit us on the web at www.virtus.com.

ZF Cusip: 989834205

Zweig Advisers LLC | 900 Third Avenue | New York, NY 10022-4793